Exhibit 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

November 2, 2005	For More Information Contact:
Mark D. Curtis, Senior Vice President and Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES

NINE MONTH AND THIRD QUARTER EARNINGS AND TOTAL ASSETS

BREAK ONE BILLION DOLLAR MARK

Glen Head, New York, November 2, 2005 – For the first nine months of 2005 the Corporation earned $2.35 per share, an increase of 8% over the $2.18 earned for the same period last year. For the third quarter of 2005, the Corporation earned $.85 per share versus $.74 for the same quarter last year, an increase of 15%. Earnings performance was better for the most recent quarter than the year to date period partially because the year to date period included a one-time severance payment. Along with the positive earnings performance, total assets broke the one billion dollar mark, increasing by $85.3 million, or 9%, since December 31, 2004.

During the twelve months ended September 30, 2005, the Corporation experienced a good degree of success with its share repurchase program in that it was able to purchase 261,554 shares, representing approximately 6% of the total shares outstanding at the beginning of the period. The repurchases are estimated to have contributed almost half of the earnings per share growth for the first nine months of 2005 over the corresponding period last year.

Thus far this year earnings have been positively impacted by loan growth, particularly in commercial mortgages and home equity loans, continued growth in checking balances, tax planning strategies and a reduction of income taxes accrued with respect to the Bank’s investment and REIT subsidiaries. Commercial mortgage balances grew by 18.2% during the first nine months of 2005, while home equity products grew by 19.3%. The Bank attributes the loan growth to the relatively low interest rate environment, carefully designed calling programs, more assertive direct advertising, and a change in lending philosophy. In a measured and disciplined manner, management is working to increase the Bank’s loan to deposit ratio and thereby enhance its earnings prospects. Overall credit quality remains excellent. Checking deposit growth is attributed to well designed calling efforts and our personalized business banking approach.

Despite the growth in loans and deposits, the Corporation’s earnings continue to be challenged by the interest rate environment. While short-term interest rates have increased by 275 basis points since June of last year, intermediate-term interest rates have not increased nearly as much and longer-term interest rates have remained relatively stable. This flattening of the yield curve caused the Corporation’s cost of deposits to increase while at the same time provided only limited opportunity to reinvest cash flows from intermediate and longer-term loans and securities at similar or higher rates. Along with the challenging interest rate environment, competition in the Bank’s market area has increased, and in some cases alternatives to bank deposit products have become more attractive.

The Corporation continues to explore potential new branch locations and product offerings and is scheduled to open a full service branch in Merrick, New York in the fourth quarter. We are very enthusiastic about this new branch opening and look forward to expanding our market presence on Long Island’s south shore and other geographical areas in the future. We strongly believe that being the bank “Where Everyone Knows Your Name” distinguishers us from the competition and should enable us to continue to grow our franchise and enhance long-term value for our shareholders.

BALANCE SHEET INFORMATION

	9/30/05	12/31/04
	(in thousands)

Total Assets	$1,003,048	$917,778

Net Loans	365,204	339,629

Investment Securities	560,645	532,113

Checking Deposits	327,167	298,049

Savings and Time Deposits	505,478	473,201

Total Stockholders’ Equity	91,557	90,240

INCOME STATEMENT INFORMATION

	Nine Months Ended		Three Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
	(in thousands)

Net Interest Income	$26,179	$25,970	$8,986	$8,638
Provision For Loan Losses (Credit)	314	300	(12)	100
Net Interest Income After Loan

Loss Provision (Credit)	25,865	25,670	8,998	8,538

Noninterest Income	5,050	4,667	1,558	1,537
Noninterest Expense	19,145	18,069	6,263	5,929

Income Before Income Taxes	11,770	12,268	4,293	4,146
Income Tax Expense	2,430	3,141	962	1,055

Net Income	$9,340	$9,127	$3,331	$3,091

Earnings Per Share:
Basic	$2.38	$2.23	$.86	$.75
Diluted	$2.35	$2.18	$.85	$.74

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s Form 10-Q for the quarterly period ended September 30, 2005. The Form 10-Q will be available on or before November 9, 2005 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-Q by going to our website at www.fnbli.com and clicking on “About Us”, then clicking on “SEC Filings”, and then clicking on “Corporate SEC Filings.”

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